Exhibit 99.1

FOR IMMEDIATE RELEASE

Wednesday, April 20, 2016

M&T ANNOUNCES EXPANDED ROLE FOR VICE CHAIRMAN RENÉ JONES

Executive Vice President Darren King to Succeed Jones as CFO

BUFFALO, N.Y. — M&T Bank Corporation (NYSE:MTB)(“M&T”) announced today that Vice Chairman René F. Jones will undertake new managerial responsibilities effective May 2. In addition to his continuing oversight of the bank’s Treasury function and Wilmington Trust division, he adds two new business lines, Mortgage and Consumer Lending.

“As our Chief Financial Officer for the past 11 years, René has helped guide M&T successfully through one of the most challenging periods in our company’s history, and today we’re stronger than ever,” said M&T Chairman and CEO, Robert G. Wilmers. “I know René will bring the same vision and values to his new work with our banking products, customers and employees.”

Mr. Jones joined M&T in 1992 and has held a series of management positions within the Finance division. He was promoted to Chief Financial Officer and joined the bank’s Management Group in 2005, and he was named Vice Chairman in January 2014.

M&T also announced that Executive Vice President Darren J. King will become Chief Financial Officer. “Both as the leader of one of our largest and most important businesses and as a member of the bank’s Management Group, Darren has demonstrated a deep understanding of the banking business, a keenly analytical mind and a strong strategic vision of M&T’s role in our communities and in our industry, and I am confident that Darren’s strengths will serve us well as M&T’s next CFO,” said Mr. Wilmers.

As head of M&T’s Retail and Business Banking divisions, Mr. King has been responsible for more than 6,700 employees, 800 branches and 1,600 ATMs serving 2.1 million households.

Mr. King joined M&T in 2000, and was named to the Management Group in 2010. His experience in the financial services industry spans more than 25 years and includes senior leadership roles at Mercer Management Consulting, predecessor firm to Oliver Wyman, where he was Vice President in the Financial Services Practice.

“These changes are part of our ongoing effort to deepen and develop our managerial talent as the company grows,” explained Mr. Wilmers.

M&T is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Maryland, New Jersey, Pennsylvania, Delaware, Connecticut, Virginia, West Virginia and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank.

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Investor Contact:	Donald J. MacLeod
(716) 842 5138

Media Contact:	C. Michael Zabel
(716) 842-5385